CARDIOVASCULAR SYSTEMS CEO DAVID L. MARTIN STEPS DOWN TO FOCUS ON HIS CANCER TREATMENT

Scott R. Ward to Remain Interim President and CEO While Company Conducts Search for Successor

St. Paul, Minn., Feb. 29, 2016 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII) today announced that David L. Martin, the company’s president and chief executive officer, has stepped down from his respective roles—including that of board director—to focus on his cancer treatment. As announced in September 2015, Martin was diagnosed with cancer. Scott R. Ward, CSI’s chairman, will remain as interim president and chief executive officer while the company conducts a search for Martin’s successor.

Said Martin, “The opportunity for CSI to serve those suffering from vascular disease is enormous. The company is at a pivotal stage where driving future growth and profitability are of the utmost importance and require a full-time CEO. My treatment needs to be my priority at this time. CSI has outstanding talent and leadership. I’m proud of our special organization, our physician partners, and what the team has achieved together. I am excited about the contributions the company will make in years to come.”

Martin has served on CSI’s board of directors since August 2006. He was appointed CSI’s president and chief executive officer in February 2007. During Martin’s tenure, CSI has grown from a pre-revenue, start-up organization, to a public company with fiscal year 2015 revenues in excess of $180 million and two, unique, high-margin applications addressing vascular disease.

Said Ward, “Dave has guided this company on an extraordinary journey, developing orbital atherectomy from an early stage innovation to a market-leading product that has saved lives and improved the quality of life for thousands of patients. On behalf of our employees and board of directors, we thank Dave for his many contributions to our company and we wish him well with his continuing treatment.

“Inspired by Dave’s leadership, we remain committed to returning the company to growth and achieving profitability—at the same time continuing to help improve the quality of care for patients living with peripheral and coronary artery disease.”

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating peripheral and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. To date, over 235,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding future growth and profitability are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments in the U.S. and foreign countries; FDA and similar foreign clearances and approvals; approval

Cardiovascular Systems, Inc.
Feb. 29, 2016

of our products for distribution in foreign countries; approval of products for reimbursement and the level of reimbursement; dependence on market growth; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty to successfully manage operating costs; our inability to sustain growth in our sales and marketing organization; our ability to manage employee turnover, growth and training; our ability to manage our sales force expansion and dual franchise strategy; our ability to secure financing; our ability to manage costs; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com

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